Exhibit 5.1

Facsimile: 202.887.0763	los angeles, palo alto, sacramento, san diego, denver, northern virginia, washington, d.c. beijing, shanghai, hong kong, singapore
2100 L Street, NW Suite 900 Washington, D.C. 20037 Telephone: 202.887.1500 Facsimile: 202.887.0763 www.mofo.com	morrison & foerster llp beijing, berlin, boston, brussels, denver, hong kong, london, los angeles, new york, palo alto, san diego, san francisco, shanghai, singapore, tokyo, washington, d.c.

los angeles, palo alto, sacramento, san diego, denver, northern virginia, washington, d.c. beijing, shanghai, hong kong

April 5, 2021

Board of Directors

UDR, Inc.

1745 Shea Center Drive, Suite 200

Highlands Ranch, Colorado 80129

Re: 7,000,000 Shares of Common Stock of UDR, Inc. under Registration Statement on Form S-3 (File No. 333-236846)

Ladies and Gentlemen:

We are acting as counsel to UDR, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale of 7,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), pursuant to a prospectus supplement dated March 30, 2021 and the accompanying base prospectus dated March 3, 2020 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 (File No. No. 333-236846) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be issued pursuant to the terms of: (i) the Underwriting Agreement, dated March 30, 2021 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, in their capacities as underwriters; JPMorgan Chase Bank, National Association (“JPMC”) and Wells Fargo Bank, National Association (“Wells Fargo”), in their capacities as forward purchasers (together, the “Forward Purchasers”); and J.P. Morgan Securities LLC (in its capacity as an agent of JPMC) and Wells Fargo Securities, LLC (in its capacity as an agent of Wells Fargo), in their capacities as forward sellers; and (ii) the two letter agreements, each dated March 30, 2021 (together, the “Confirmations”), by and between the Company and each of the Forward Purchasers.

As counsel for the Company, we have examined the Underwriting Agreement, the Confirmations, the Registration Statement, the Prospectus, the Company’s Articles of Restatement, dated as of July 29, 2005, as amended (the “Articles of Restatement”), and the Company’s Amended and Restated Bylaws, as well as originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Articles of Restatement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

UDR, Inc.

April 5, 2021

Page Two

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, it is our opinion that, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Underwriting Agreement, the Confirmations and the resolutions of the Board of Directors or a duly authorized committee thereof, the Shares will be validly issued, fully paid and nonassessable.

This opinion is furnished to you in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the above-described Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP